                                                                    EXHIBIT  3.2
                                                                    ------------

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  GENVEC, INC.


     The undersigned, Paul H. Fischer, President of GenVec, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

     1.   The present name of the Corporation is GenVec, Inc.

     2. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on December 7, 1992.

     3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by the Board of Directors of the Corporation.

     4. This Amended and Restated Certificate of Incorporation was approved by written consent of the stockholders pursuant to Section 228 of the Delaware General Corporation Law.

     5. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:


     FIRST:    The name of the Corporation is:

               GENVEC, INC.

     SECOND:   The address of its registered office in the State of Delaware is:
Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: THE CORPORATION TRUST COMPANY.

     THIRD:    The nature of the business or purposes to be conducted or
promoted is:

          To have unlimited power to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH:   In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

     FIFTH:    Elections of directors need not be by written ballot unless the
Bylaws of the Corporation shall so provide.

     SIXTH:    To the fullest extent permitted by the Delaware General
Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     EIGHTH:   Immediately following the Reverse Split (as defined below), the aggregate number of shares which the Corporation shall have authority to issue is 55,000,000 of which 50,000,000 shall be designated as Common Stock, par value $0.001 per share ("Common Stock"), 226,099 shall be designated as Class A Convertible Preferred Stock, par value $0.001 per share ("Class A Preferred Stock"), 1,959,444 shall be designated as Class B Convertible Preferred Stock, par value $0.001 per share, ("Class B Preferred Stock"), 3,570,332 shall be designated as Class C Convertible Preferred Stock, par value $0.001 per share ("Class C Preferred Stock"), 96,852 shall be designated as Class D Convertible Preferred Stock, par value $0.001 per share ("Class D Preferred Stock"), 75,329 shall be designated as Class E Convertible Preferred Stock, par value $0.001 per share ("Class E Preferred Stock"), 154,963 shall be designated as Class E1 Convertible Preferred Stock, par value $0.001 per share ("Class E1 Preferred Stock") (the Class A Preferred Stock, Class B

Preferred Stock, Class C Preferred Stock, Class D Preferred Stock, Class E Preferred Stock and Class E1 Preferred Stock, unless otherwise indicated, are referred to collectively as the "Preferred Stock") and 5,000,000 shares shall be undesignated Preferred Stock. Upon the closing of a Qualifying Public Offering (as defined below) and the concomitant Mandatory Conversion (as defined below) of the outstanding Preferred Stock into Common Stock, such Preferred Stock shall automatically be canceled and retired and cease to exist.

          Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation, there shall be a one for 5.9 reverse stock split (the "Reverse Split") pursuant to which each 5.9 outstanding shares of Common Stock shall be consolidated and converted, automatically and without further action, into one share of Common Stock and each 5.9 outstanding shares of each class of Preferred Stock shall be consolidated and converted, automatically and without further action, into one share of Preferred Stock of such class. Such combination shall be effected on a certificate-by-certificate basis. No fractional share of Common Stock or Preferred Stock shall be issued in connection with such conversion, and in lieu of any fractional share to which a holder of Common Stock or Preferred Stock would otherwise be entitled, the Corporation shall pay to such holder cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (or Preferred Stock as the case may be) on the date of conversion, as determined in good faith by the Board of Directors of the Corporation. Each reference in this Certificate of Incorporation to an amount or price per share of the Corporation's capital stock has been adjusted to reflect the Reverse Split.

          The undesignated 5,000,000 shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the number of shares of any such series. The Board of Directors is also authorized to determine or alter the powers, designations, preferences, rights and restrictions to be imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

          The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

          The following is a statement of the designations, preferences, limitations and relative rights in respect of the shares of each class of stock of the Corporation:

          A.   Common Stock.
               ------------

               (1) Voting Rights. Each holder of record of Common Stock shall
                   -------------
have the right to one vote for each share of Common Stock standing in the name of such holder on the books of the Corporation.

               (2) Dividends. Subject to the rights of the holders of the
                   ---------
Preferred Stock, each holder of record of Common Stock will be entitled to dividends in such amounts and at such times as may be declared by the Board of Directors.

          B.   Preferred Stock.
               ---------------

               (1) Dividends. In the event that the Corporation declares or pays
                   ---------
any dividend on the Common Stock or makes, directly or indirectly, any other distribution in respect to the Common Stock, the holders of Preferred Stock shall be entitled to participate with the holders of Common Stock in any such dividends paid or set aside for payment, such that the holders of Preferred Stock shall receive, with respect to each share of Preferred Stock, an amount equal to (a) the dividend payable with respect to each share of Common Stock multiplied by (b) the number of shares (and fraction of a share, if any) of Common Stock into which such share of Preferred Stock is convertible as of the record date for such dividend.

               (2)  Voting Rights.
                    -------------

                    (a) Except as otherwise provided herein or by law, the holders of Preferred Stock shall have full voting rights and powers, they shall be entitled to vote on all matters as to which holders of the Common Stock shall be entitled to vote, they shall vote together with the holders of the Common Stock as a single class, and they shall be entitled to one vote for each share of Common Stock which would be held by them if all of their shares of Preferred Stock would be converted into shares of Common Stock under Section B(5) of this Article.

                    (b) Except as otherwise provided herein or by law, the vote or consent of at least two-thirds of the outstanding shares of the Class C Preferred Stock voting as a separate class shall be required for the following actions:

                         (i) any change in the rights, preferences, or privileges of the Class C Preferred Stock;

                         (ii) any amendment, repeal or addition of any provision of or to the ByLaws, if such action would adversely affect the preferences, rights, privileges or powers of, or restrictions provided for the benefit of, the Class C Preferred Stock;

                         (iii) the authorization of any class of equity
                    securities ranking prior to or having preference over the Class C Preferred Stock with respect to dividends, redemption or assets of the Corporation;

                         (iv) the reclassification of any shares of Common Stock into shares of any class of equity securities ranking prior to or having preference over the Class C Preferred Stock with respect to dividends, redemption or assets of the Corporation;

                    (v) the merger or consolidation of the Corporation into or with any other corporation, the sale of all or substantially all of the Corporation's assets, or the liquidation of the assets of the Corporation, provided, however, that no such vote or consent
                                --------  -------
               under this Section B(2) (b) (v) shall be required if the aggregate price to be paid to the Corporation's stockholders in the merger, consolidation, sale or liquidation is equal to or greater than an amount determined by multiplying (x) $8.85 per share, as adjusted to reflect any change in the number of shares of the Corporation's Common Stock as a result of a stock split, stock dividend, distribution payable in shares of the Corporation's Common Stock or other reclassification after May __, 1998, by (y) the number of outstanding shares of the Corporation's Common Stock (for purposes of this determination only, a securityholder holding capital stock of the Corporation convertible into the Corporation's Common Stock shall be treated as having converted all such convertible stock into the Corporation's Common Stock at the applicable conversion rate, pursuant to Section B(5) of this Article, in effect at the time of this determination); and

                    (vi) the acquisition by the Corporation of any corporation or other business entity if such a transaction involves (A) the issuance of equity securities of the Corporation resulting in the new securityholders having more than 25 percent of the voting power pursuant to Sections A(1) and B(2) (a) of this Article or
               (B) the payment of cash consideration equivalent to 25% of the product of (x) the sum of the number of shares of Common Stock and Preferred Stock then outstanding and the number of such shares underlying options and other rights to acquire such shares (irrespective of whether such shares, options or other rights are conditional or unvested) times (y) the then most recent price per share at which the Corporation sold any shares of Preferred Stock in an offering that yielded gross proceeds of not less than $5,000,000 to the Corporation.

               (c) Except as set forth in article Tenth below, whenever holders of the Preferred Stock or Common Stock, separately or as a single class, are required or permitted to take any action, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

          (3)  Rights of Liquidation.
               ---------------------

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a "Liquidation"), before any distribution of assets of the Corporation shall be made to or set apart for the holders of the Common Stock, the holders of the Preferred Stock shall be entitled to receive payment out of such assets of the Corporation in an amount per share equal to $2.95 per share for each share of Class A Preferred Stock held by such holder, $5.90 per share for each share of Class B Preferred Stock or Class C Preferred Stock held by such holder, $10.325 per share for each share of Class D Preferred Stock held by such holder, $13.275 per share for each share of Class E Preferred Stock held by such holder and $12.90625 per share for each share of Class E1 Preferred Stock held by such holder (such amounts being referred to herein as "Liquidation Preference") plus any declared but unpaid dividends on such shares of Preferred Stock. If the assets of the Corporation available for distribution to the holders of the Preferred Stock shall not be sufficient to make in full the payments required by this Section B(3)(a), such assets shall be distributed ratably among the holders of the Preferred Stock based upon the aggregate Liquidation Preferences of the shares of Preferred Stock held by each such holder.

          (b) If the assets of the Corporation available for distribution to stockholders exceed the aggregate amounts payable pursuant to Section B(3)(a) of this Article above, the remainder of such assets shall be distributed to the holders of Preferred Stock and Common Stock on a pro rata basis, with the amount distributable to the holders of Preferred Stock to be computed on the basis of the number of shares of Common Stock which would be held by them if immediately prior to the Liquidation all of the outstanding shares of such Preferred Stock had been converted into shares of Common Stock under Section B(5)(a) of this Article.

          (c) A merger or consolidation involving the Corporation in which the Corporation is not the surviving entity and a sale, lease or transfer of all or substantially all of the assets of the Corporation shall, at the option of holders representing a majority of the Preferred Stock voting as a single class, be deemed a Liquidation, unless in connection with such transaction, each holder of Preferred Stock receives a preferred stock having terms and conditions which are no less favorable than the terms and conditions of the Preferred Stock held by such holder prior to the transaction.

          (d) Notwithstanding the provisions contained in Section B(3)(c) of this Article above, in the event of a merger or consolidation involving the Corporation in which the Corporation is not the surviving entity, or a sale, lease or transfer of all or substantially all of the assets of the Corporation, in which a holder of Preferred Stock would receive cash and/or marketable securities (i.e., securities registered under the Securities Act of 1933, as
            ----
amended, at the time of delivery, or securities committed to be so registered within 60 days after delivery) in an amount less than the aggregate Liquidation Preference of the shares of Preferred Stock held by such holder, then holders of a majority of the Preferred Stock then outstanding, voting as a single class, may elect, in lieu of all other rights under the terms of the transaction or this Article, to receive an amount equal to their aggregate Liquidation Preference for such shares of Preferred Stock. If the holders make such an election, each such holder shall have a priority on such holder's pro rata portion of all cash and marketable securities received in such transaction to the extent of the aggregate Liquidation

Preference for such holder's shares of Preferred Stock. Such election shall be made by the holders by written notice to the Corporation within 30 days after the date of stockholder approval of the transaction (or within 30 days after receiving notice of such transaction from the Corporation if the transaction is not submitted for stockholder approval).

               (e) In the event that the Corporation shall, at any time after May __, 1998, issue any shares of Preferred Stock (i) by stock dividend or any other distribution upon any stock of the Corporation payable in shares of Preferred Stock, or (ii) by a subdivision of its shares of outstanding Preferred Stock, by reclassification or otherwise, the Liquidation Preference then in effect shall be reduced proportionately, and, in like manner, in the event of any combination of shares of Preferred Stock, by reclassification or otherwise, the Liquidation Preference then in effect shall be proportionately increased; provided, however, that the Liquidation Preference shall not be adjusted as a result of the Reverse Split.

          (4)  Actions Requiring the Consent of the Holders of the Preferred
               -------------------------------------------------------------
Stock. As long as any shares of Preferred Stock remain outstanding, the consent
-----
of the holders of at least a majority of the votes which holders of Preferred Stock are entitled to cast, given in person or by proxy, either in writing without a meeting or by vote at a meeting called for such purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or the By-Laws of the Corporation which (a) increases the number of authorized shares of any class of capital stock, (b) adversely affects the rights, preferences or powers of any class of Preferred Stock or of the holders thereof or (c) decreases the required time for the giving of any notice to which the holders of Preferred Stock may be entitled.

          (5)  Conversion.
               ----------

               (a) Right To Convert. A holder of record of any share or shares
                   ----------------
of Class A Preferred Stock shall have the right at any time, at such holder's option, to convert, without the payment of any additional consideration, each share of Class A Preferred Stock held by such holder into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i)
 .50 by (ii) the Conversion Factor (as defined in Section B(5)(d) of this Article below) then in effect for the Class A Preferred Stock. A holder of record of any share or shares of Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock, Class E Preferred Stock or Class E1 Preferred Stock shall have the right at any time, at such holder's option, to convert, without the payment of any additional consideration, each share of Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock, Class E Preferred Stock or Class E1 Preferred Stock held by such holder into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) 1.00 by
(ii) the Conversion Factor (as defined in Section B(5)(d) of this Article below) then in effect for the Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock, Class E Preferred Stock or Class E1 Preferred Stock, as applicable. Notwithstanding the foregoing, the provisions of B(5)(d)(i) shall not apply to the Conversion Factor for Class D Preferred Stock, Class E
Preferred Stock or Class E1 Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion after completion of the calculation of the aggregate number of shares of Common Stock to be issued to such holder, the Corporation shall pay to such holder an amount in cash equal to any fractional share to which such holder would be entitled, multiplied by the current market value of a share, as determined in good faith by the Board of Directors of the Corporation.

          (b) Mechanics of Conversion.  If the holder of shares of Preferred
              -----------------------
Stock desires to exercise such right of conversion, such holder must give written notice to the Corporation (the "Conversion Notice") of the election by such holder to convert a stated number of shares of Preferred Stock (the "Conversion Shares") into shares of Common Stock on the date specified in the Conversion Notice (which date shall not be earlier than the date on which the Corporation receives the Conversion Notice (the "Conversion Date"), and by surrender of the certificate or certificates representing such Conversion Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued. Promptly after the Conversion Date and the surrender of the Conversion Shares, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Conversion Shares or such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Conversion Shares. Such conversion shall be deemed to have been effected as of the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on such date.

          (c) Common Stock Reserved.  The Corporation shall at all times reserve
              ---------------------
and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all of the shares of Preferred Stock at the time outstanding.

          (d) Conversion Factor.  The initial conversion factor for the Class A
              -----------------
Preferred Stock shall be .50, the initial conversion factor for the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class E Preferred Stock and the Class E1 Preferred Stock shall be 1.00, subject to adjustment, in each case, in accordance with the provisions in this Section B(5)(d), except that the provisions of B(5)(d)(i) shall not apply to the Conversion Factor for Class D Preferred Stock, Class E Preferred Stock or Class E1 Preferred Stock; provided, however, that the Liquidation Preference shall not be adjusted as a result of the Reverse Split. Such respective conversion factors in effect from time to time, as adjusted pursuant to the applicable provisions of this Section B(5)(d), are referred to herein as the "Conversion Factor" for the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, Class E Preferred Stock or Class E1 Preferred Stock, as applicable. All of the remaining provisions of this Section B(5)(d) shall apply separately to the respective Conversion Factors in effect from time to time; provided, however, that the provisions of B(5)(d)(i)
                          -----------------
shall not apply to the Conversion Factor for Class D Preferred Stock, Class E Preferred Stock or Class E1 Preferred Stock.

          (i) In the event that the Corporation shall, at any time or from time to time, issue or sell any shares of the capital stock of the Corporation (including treasury shares, but excluding (v) 226,099 shares of Class A Preferred Stock, 3,570,332 shares of Class C Preferred Stock, 96,852 shares of Class D Preferred Stock and 75,329 shares of Class E Preferred Stock, (w) an aggregate of 3,588,066 shares of Common Stock (plus any additional shares reserved under the 1993 Stock Incentive Plan, as amended, pursuant to its terms) and an aggregate of 1,959,444 shares of Class B Preferred Stock that have been issued, have been reserved for issuance or will be issued pursuant to options, warrants or other commitments which have been granted or executed as of May __, 1998 or will be granted or executed pursuant to the Corporation's 1993 Stock Incentive Plan, as amended, (x) any shares of the capital stock of the Corporation issued pursuant to the Stock Purchase Agreement, dated July 21, 1997, between the Corporation and Warner-Lambert Company, as the same may be amended from time to time (including without limitation 154,963 shares of Class E1 Preferred Stock), (y) any shares of the capital stock of the Corporation issued in connection with equipment financing, sponsored research (including, but not limited to, those shares issuable upon exercise of a warrant being granted to Cornell University in conjunction with its agreement with the Corporation), collaboration, technology licensing, development agreements or any other strategic partnerships approved by the Board of Directors and (z) the shares of Common Stock issuable upon conversion of the Preferred Stock), then, immediately upon such issuance or sale, the Conversion Factor shall be reduced as follows:

                    (A) The Conversion Factor shall be changed to a number determined by multiplying the Conversion Factor in effect immediately prior to such issuance by the following fraction:

                    A   +  B
                          ---
                           C
                  -----------
                   A    +  D

          wherein:

               A = the number of Outstanding Shares (as defined below) immediately prior to the subject issuance;

               B = the aggregate consideration in dollars for the shares then being issued, expressed as an absolute number;

               C = the Conversion Factor in effect immediately prior to the subject issuance with respect to the applicable class of Preferred Stock; and

               D =  the number of shares then being issued.

The applicable Conversion Factor shall be further reduced from time to time thereafter whenever any shares are so issued or converted for a price per share lower than the amount of the applicable Conversion Factor, then in effect, as adjusted prior to that date.

          (B) In the event that any shares shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In the event that any shares shall be issued for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. Whenever shares are issued upon the exercise of warrants, options or other conversion rights, the consideration received therefor shall include both the consideration paid upon the issuance and upon the exercise of such warrant, option or other right.

          (C) In the event that the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase any Common Stock or securities convertible into Common Stock ("Convertible Securities"), or any options for the purchase of any Common Stock or Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (I) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such rights or options, or plus, in the case of any Convertible Securities or rights or options to purchase Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Factor in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of all such Convertible Securities issuable or issuable upon the exercise of such rights or options shall be deemed to be outstanding as of the date of the granting of such rights or options and to have been issued for such price per share, with the effect on the applicable Conversion Factor specified in Section (5)(d)(i) of this Article. No further adjustment of the applicable Conversion Factor shall be made upon the actual issue of such Common Stock or upon the actual issue of such Convertible Securities upon exercise of such rights or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

          (D) If the purchase price provided for in any right or option referred to in Section B(5)(d)(i)(C) of this Article, or the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any

Convertible Securities are convertible into or exchangeable for Common Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Conversion Factor then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Factor which would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

          (E) Notwithstanding the foregoing, upon the consent of the holders of two-thirds of the applicable class of Preferred Stock affected and then outstanding, if the Conversion Factor for the applicable class of Preferred Stock, as set forth in this Section B(5)(d)(i) otherwise would be reduced, no such reduction in the Conversion Factor for the applicable class of Preferred Stock, as set forth in this Section B(5)(d)(i), shall occur.

          (F) Notwithstanding the foregoing, if any holder of shares of Preferred Stock is entitled to exercise the preemptive rights (the "Preemptive Right") set forth in Section 3 of the Preemptive and Other Rights Agreement dated April 22, 1998, (the "Preemptive Rights Agreement"), as the same may be amended from time to time, which would, absent the provisions of this subsection
(F), result in a reduction of the Conversion Factor applicable to shares of such holder's Preferred Stock pursuant to Section B(5)(d)(i) of this Article, and if such holder (a "Non-Participating Holder") does not, by exercise of such holder's Preemptive Right, acquire not less than such holder's "Proportionate Percentage" (as defined in Section 3.1 of the Preemptive Rights Agreement) of the Issuance, then all of such holder's shares of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock shall automatically, and without further action on the part of such holder, be converted effective upon, subject to and concurrently with consummation of the Issuance (the "Issuance Date") as follows: each share of Class A Preferred Stock held by such Non-Participating Holder shall be converted into one share of a newly created series of preferred stock (having such number of shares as the Board of Directors may by resolution fix) which such class shall be identical in all respects to the Class A Preferred Stock, except that the Conversion Factor of such class shall be fixed immediately prior to the Issuance Date and shall be subject to no further adjustments pursuant to Section B(5)(d)(i) of this Article; each share of Class B Preferred Stock held by such Non-Participating Holder shall be converted into one share of a newly created class of preferred stock (having such number of shares as the Board of Directors may by resolution fix) which such class shall be identical in all respects to the Class B Preferred Stock, except that the Conversion Factor of such class shall be fixed immediately prior to the Issuance Date and shall be subject to no further adjustments pursuant to Section B(5)(d)(i) of this Article; and each share of Class C Preferred Stock held by such Non-Participating Holder shall be converted into one share of a newly created class of preferred stock (having such number of shares as the Board of Directors may by resolution fix) which such class shall be identical in all respects to the Class C Preferred Stock, except that the Conversion Factor of such class shall be fixed immediately prior to the Issuance Date and shall be subject to no further adjustments pursuant to Section B(5)(d)(i) of this Article. The Board of Directors of the Corporation shall take all necessary actions to designate each such new class. Upon such conversion, the shares of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock so converted shall be canceled and not subject to reissuance, but instead shall be redesignated by the Board of Directors of the Corporation in accordance with the terms of this Section B(5)(d)(i)(F).

                           (ii)  Each adjustment in a Conversion Factor shall be
calculated to the nearest tenth of a cent.

                           (iii) As used in this Section B(5)(d), the term
"Outstanding Shares" shall be deemed to include the number of issued and outstanding shares of Common Stock, plus the number of shares of Common Stock issuable upon the conversion of the issued and outstanding shares of Preferred Stock, but shall not include the new shares of Common Stock then being issued by the Corporation.

                           (iv)  In the event that the Corporation shall, at any
time after May __, 1998, issue any shares of Common Stock (A) by stock dividend or any other distribution upon any stock of the Corporation payable in shares of Common Stock or in shares of Preferred Stock, or (B) by subdivision of its shares of outstanding Common Stock, by reclassification or otherwise, the Conversion Factor then in effect shall be reduced proportionately, and, in like manner, in the event of any combination of shares of Common Stock, by reclassification or otherwise, the Conversion Factor then in effect shall be proportionately increased; provided, however, that the Conversion Factor shall not be adjusted as a result of the Reverse Split.

                           (v)   If any capital reorganization or
reclassification of the Common Stock of the Corporation, or consolidation or merger of the Corporation with or into another corporation, or the sale or conveyance of all or substantially all of its assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Preferred Stock shall thereafter have the right to receive, in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable with respect to such shares of Preferred Stock upon the exercise of their conversion rights, such shares of stock, securities or assets as would have been issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock immediately theretofore receivable with respect to such shares of Preferred Stock upon the exercise of such rights had such reorganization, reclassification, consolidation, merger or sale not taken place. In any such case, appropriate provision shall be made with respect to the rights and interests of the holders of the Preferred Stock to the end that such conversion rights (including, without limitation, provisions for adjustment of the applicable Conversion Factor) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger or sale, unless it provides the holders of the Preferred Stock at least 30 days advance notice thereof, and prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets, shall assume by written instrument, executed and mailed or delivered to the holders of the Preferred Stock, the obligation to deliver to such holders the shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive upon conversion of the shares of Preferred Stock held by such holder.

               (vi) If any event occurs as to which the other provisions of this Section B(5)(d) are not strictly applicable, or if strictly applicable would not fairly protect the conversion rights of the Preferred Stock in accordance with the intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such intent and principles, so as to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the applicable Conversion Factor as otherwise determined pursuant to this Section B(5)(d).

          (e)  Stock Transfer Taxes. The issuance of stock certificates upon the
               --------------------
conversion of the Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issuance. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in any name other than that of the holder of such shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

          (f)  Certificate as to Adjustments.  Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Conversion Factor, the Corporation, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Factor at the time in effect for the Preferred Stock, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock owned by such holder.

          (g)  Notices of Record Date.  In the event of any fixing by the
               ----------------------
Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least 30 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (h)  Notices.  Any notice required by the provisions of this Section
               -------
B(5) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, first class postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

     (6)  Mandatory Conversion.
          --------------------

                    (a) The Corporation shall cause the conversion ("Mandatory Conversion") of all of the shares of Preferred Stock into fully paid and nonassessable shares of Common Stock, at the conversion rate then in effect, upon the occurrence of the Corporation's underwritten public offering of its Common Stock pursuant to a registration statement (other than a registration statement relating to an offer and sale of securities to employees of, or other persons providing services to, the Corporation pursuant to an employee or similar benefit plan, registered on Form S-8 or a comparable or successor form) filed under the Securities Act of 1933, as amended, which yields to the Corporation not less than $15,000,000 before deducting any underwriters' or brokers' discounts, fees or commissions (a "Qualifying Public Offering").

                    (b) The Mandatory Conversion shall occur upon the closing of a Qualifying Public Offering.

                    (c) Upon Mandatory Conversion, all rights of the holders of shares of the Preferred Stock as such holders shall cease except their right to receive payment of any dividends declared and unpaid to such time; such shares shall no longer be deemed to be outstanding; and the holders thereof shall on and after such date be conclusively deemed for all purposes to be holders of the shares of Common Stock into which their shares of Preferred Stock were converted.

                    (d) The Corporation shall promptly give all holders of record of shares of Preferred Stock written notice of the date that a Qualifying Public Offering will occur or is anticipated to occur. Such notice shall also specify the place designated for exchanging the shares of Preferred Stock for shares of Common Stock. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of shares of Preferred Stock at such holder's address as shown in the records of the Corporation. Each holder of shares of Preferred Stock shall surrender its certifi cate or certificates for all such shares to the Corporation or the transfer agent at the place designated in such notice and shall, upon surrender, receive certificates for the number of shares of Common Stock to which such holder is entitled.

                    (e) For the purpose of calculating the conversion ratio of Preferred Stock into Common Stock in the event of a Mandatory Conversion, such calculation shall be made in accordance with Section B(5) of this Article.

     NINTH:    No stockholder will be permitted to cumulate votes at any
election of directors.

     TENTH:    Effective upon the closing of a Qualifying Public Offering, no action that is required or permitted to be taken by the stockholders of the corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

     ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Incorporation on behalf of the Corporation and have attested such execution and do verify and affirm, under penalty of perjury, that this Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true as of this __th day of May, 1998.

                                         GENVEC, INC.


                                         By:____________________________
                                              Paul H. Fischer
                                              President

Attest:

By:__________________________
     Thomas E. Smart
     Secretary

                                      -16-